EXHIBIT 10.1

To 8-K dated February 17, 2006

AMENDED AND RESTATED

REVOLVING AND TERM LOAN AGREEMENT

THIS AMENDED AND RESTATED REVOLVING AND TERM LOAN AGREEMENT is made and entered into as of the 17th day of February, 2006, by and between:

SEACOAST BANKING CORPORATION OF FLORIDA, a Florida corporation, 815 Colorado Avenue, Stuart, Florida  34994 (hereinafter referred to as the "Borrower");

and

SUNTRUST BANK, a Georgia corporation, 200 South Orange Avenue, P.O. Box 3833, Orlando, Florida 32897 (hereinafter referred to as the "Bank").

W I T N E S S E T H:

WHEREAS, the Borrower and the Bank previously entered into that certain Revolving Loan Agreement dated as of September 6, 2001, as amended by a First Amendment dated as of January 11, 2005 (as amended, the "Existing Loan Agreement") pursuant to which the Bank extended the Borrower a revolving line of credit loan in the maximum principal amount of $15,000,000.00 (the "Existing Revolving Loan"); and

WHEREAS, the Borrower has requested the Bank to modify and restructure the Existing Revolving Loan by converting it into a term loan in the principal amount of $12,000,000.00 and a revolving line of credit loan in the maximum principal amount of $8,000,000.00 for the purposes of restructuring the Existing Revolving Loan, refinancing other existing indebtedness and providing additional funding for other general corporate purposes, including but not limited to, acquisitions and capital needs of all presently owned or hereafter acquired banking subsidiaries; and

WHEREAS, the Bank is willing to do so upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements contained herein, the Borrower and the Bank agree to amend and restate the Existing Loan Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1  Definitions.  For the purposes of this Agreement, the following terms shall have the respective meanings specified in this Section 1.1 (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Adjusted LIBOR" shall mean, with respect to each Interest Period, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

#

"Advance" shall mean individually and collectively the proceeds of the Loan delivered to the Borrower by the Bank pursuant to Section 2.2 hereof.

"Agreement" shall mean this Amended and Restated Revolving and Term Loan Agreement as originally executed by the parties hereto and all permitted amendments and modifications hereof.

"Banking Day" shall mean any Day other than a Saturday, Sunday or Day on which commercial banks are authorized to close under the laws of State of Florida.

"BNLB" shall mean Big Lake National Bank, a national banking association.

"Cash Basis Loans" shall mean loans in which the accrual of interest has been discontinued due to a deterioration in the financial condition of any borrower.

"Change in Control" shall mean (a) with respect to the Borrower, the occurrence of one or more of the following events:  (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower or (iii) occupation of a majority of the seats (other than vacant seats) the board of directors of the Borrower by Persons who were neither (A) nominated by the current board of directors of (B) appointed by directors so nominated; or (b) the Borrower shall own, directly or indirectly, less than one hundred percent (100%) of the voting stock of any existing or future Depository Institution Subsidiary.

"Change in Law" shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

"CNB" means Century National Bank, a national banking association and a wholly owned subsidiary of the Borrower.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

"Commitment Termination Date" shall mean February 16, 2007, unless extended by the Bank, in its sole and absolute discretion, pursuant to Section 2.14 hereof.

"Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

"Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

"Covenant Compliance Certificate" shall mean a certificate, in form and content satisfactory to the Bank, which shall (i) set forth the various financial covenants and ratios which the Borrower and the Depository Institution Subsidiaries are required to comply with during the term of this Agreement, (ii) contain calculations reflecting whether or not the Borrower or each Depository Institution Subsidiary, as the case may be, is in compliance with each such financial covenant or ratio requirement, (iii) contain a statement as to whether or not the Borrower is in default under the Loan Agreement or any of the other Loan Documents, and, if the Borrower is in default, such statement shall indicate the nature thereof as well as the steps which Borrower proposes to take in order to cure said default, and (iv) be certified to be true and correct by an authorized financial officer of the Borrower acceptable to the Bank.

"Day" shall mean a calendar day, unless the context indicates otherwise.

"Debt Service Coverage Ratio" shall mean, for any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Net Income for such period multiplied times 0.5 to (b) the sum of the estimated annual interest expense (based on the actual Term Loan balance and a fully funded Revolving Loan, each of which is accruing interest at a rate of 7% per annum) and on a pro forma basis assuming the Term Loan begins to amortize on June 30, 2006 at a rate of $1,500,000.00 per quarter, the next four quarters' principal amortization attributable to the Term Loan.

"Default Rate" shall mean the lesser of (i) twenty-five percent (25%) per annum or (ii) the highest rate of interest permitted from time to time by applicable law.

"Depository Institution Subsidiary" shall mean FNBT, CNB and any other future Subsidiary of Borrower which is a banking/depository institution.

"Dollars" shall mean U.S. dollars.

"Due Date" shall mean the date any payment of principal or interest is due and payable on the Loan or Note.

"ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

"Eurodollar Reserve Percentage" shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves), if any, expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any Day to which the Bank is subject with respect to the Adjusted LIBOR pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" under Regulation D).  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Event of Default" shall mean an event of default specified in Article Six of this Agreement.

"Excluded Taxes" shall mean with respect to the Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located, or by any state, city, instrumentality or any agency thereof and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

"Existing Loan Agreement" shall mean the Revolving Loan Agreement between the Borrower and the Bank dated September 6, 2001, as amended by a First Amendment dated January 11, 2005.

"FNBT" shall mean First National Bank and Trust of the Treasure Coast, a national banking association and a wholly-owned Subsidiary of the Borrower.

"GAAP" shall mean generally accepted accounting principles consistently applied to the particular item.

"Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Indebtedness" of any Person shall mean, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under any conditional sale or title retention agreement(s) relating to property acquired by such Person, (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, in respect of letters of credit,  acceptances or similar extensions of credit, (g) all guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, and (j) off-balance sheet liabilities, provided that where the principal amount of Indebtedness of a Person is guaranteed by the Person or an affiliate of such Person, only the principal of such Indebtedness shall be included in this Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

"Interest Payment Date" shall mean the last Day of each and every calendar quarter, commencing on the last Day of the calendar quarter in which the Borrower obtains its first Advance, except that if an Interest Payment Date is not a Banking Day, such Interest Payment Date shall be the first Banking Day following the Day on which such interest payment would have been payable, which Day shall be deemed to be the original Interest Payment Date for purposes of determining the amount and timeliness of the interest payment.

"Interest Period" shall mean 90 Days or any other period requested by the Borrower and approved by the Bank in its sole and absolute discretion; provided, that (a) the first Day of an Interest Period must be a Banking Day, (b) any Interest Period that would otherwise end on a Day that is not a Banking Day shall be extended to the next succeeding Banking Day, unless such Banking Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Banking Day, and (c) no interest Period may extend beyond the Maturity Date.

"Interest Rate" shall mean the applicable rate of interest to be borne by the Notes (except when the Default Rate is in effect), which shall be a rate per annum equal to Adjusted LIBOR plus one hundred thirty basis points (i.e., 1.30%), provided however, that the interest rate shall never exceed the maximum rate allowable by applicable law from time to time.

"Interest Rate Determination Date" shall mean each date for calculating LIBOR, as the case may be, for purposes of determining the Interest Rate in respect of an Interest Period, and which shall be the second Banking Day prior to the first Day of the applicable Interest Period for any Interest Period.

"Liabilities" shall mean all liabilities and obligations of the Borrower, all as determined in accordance with GAAP.

"LIBOR" shall mean, for any applicable Interest Period, as of any Interest Rate Determination Date, that rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker's Association for the display of such Association's Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two Banking Days prior to the first Day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Bank determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Bank to be the average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Bank two (2) Banking Days preceding the first Day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (Atlanta, Georgia time) for delivery on the first Day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the Loan.

"Loan" or "Loans" shall mean, individually or collectively, as the context may require or permit, the Revolving Loan and/or the Term Loan.

"Loan Documents" shall mean this Agreement, the Note, the Negative Pledge and all of the other documents, agreements, certificates, schedules, notes, statements and opinions, however described, referenced herein or executed or delivered pursuant hereto or in connection with or arising with the Loan or the transactions contemplated by this Agreement.

"Margin Securities" shall mean any "margin securities" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

"Material Indebtedness" shall mean Indebtedness in excess of $5,000,000.00.

"Maturity Date" shall mean, with respect to the Term Loan, February 17, 2009, or such later date as the Bank, in its sole discretion, shall agree to in writing.

"Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA.

"Negative Pledge" shall mean that certain Agreement Not to Sell, Transfer or Encumber Stock dated of even date herewith executed by the Borrower in favor of the Bank pursuant to which the Borrower agrees not to encumber or sell any of the Stock, together with all amendments, modifications, restatements or replacements thereof.

"Non-Performing Assets" shall mean the aggregate sum of the Borrower's consolidated (i) Cash Basis Loans, (ii) loans 90 Days or more past due, (iii) Renegotiated Loans, (iv) Other Real Estate and (v) other assets described as "other non-performing assets" on Borrower's consolidated financial statements.

"Non-Performing Assets Ratio" shall mean the ratio of Non-Performing Assets to Total Loans plus Other Real Estate.

"Non-Usage Fee" shall mean the fee payable by the Borrower to the Bank for the unused portion of the Loan, determined in accordance with Section 2.12 hereof.

"Note" or "Notes" shall mean, individually or collectively, as the context may require or permit, the Revolving Note and/or the Term Note.

"Obligations", with respect to the Borrower, shall mean, individually and collectively, all payment and performance duties, obligations and liabilities of the Borrower to the Bank under and pursuant to the Loan Documents and all renewals, modifications or extensions of any thereof.

"Other Real Estate" shall mean real estate acquired by the Borrower or any of its Subsidiaries as a result of a deterioration in the financial position of any borrower.

"Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Revolving Loan Limit" shall mean $8,000,000.00.

"Person" shall mean any individual, joint venturer, partnership, firm, corporation, trust, unincorporated organization or other organizational entity, or a governmental body or any department or agency thereof, and shall include both the singular and the plural.

"Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

"Principal Place of Business" shall mean the principal place of business and the headquarters of the Borrower at which all of its records are kept which is noted in the preamble of this Agreement.

"Prohibited Transaction" shall mean a transaction prohibited by Section 408 of ERISA or Section 4975 of the IRS Code.

"Related Entity" shall mean any entity if, with respect to the Borrower, any of the entity's employees fall within any of the following categories: (a) employees of a controlled group of corporations as defined in Section 414(b) of the IRS Code; (b) employees of partnerships, proprietorships or other entities that are under common control as defined in Section 414(c) of the IRS Code; (c) employees of affiliated service groups as defined in Section 414(m) of the IRS Code; or (d) employees of entities that are deemed affiliated with or related to the Borrower in accordance with Sections 414(n) or (o) of the IRS Code.

"Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA.

"Revolving Loan " shall mean the revolving line of credit loan extended to the Borrower by the Bank pursuant to the terms of this Agreement.

"Revolving Note" shall mean the Borrower's promissory note or notes evidencing the Revolving Loan together with all amendments, modifications, renewals, supplements or replacements thereof.

"Revolving Period" shall mean the period of the Revolving Loan (in the absence of an Event of Default) during which principal owed to the Bank under the Revolving Loan may be retained by the Borrower; such period of time shall commence on the date hereof and terminate on the earlier of (i) the occurrence of  an Event of Default or (ii) the Commitment Termination Date, whichever first occurs, or such later date as the Bank may in its absolute discretion agree to in writing.

"Stock" shall mean one hundred percent (100%) of the issued and outstanding capital stock of FNBT, CNB, and any and all future Depository Institution Subsidiaries.

"Subsidiary" shall mean any corporation whose assets and income are includible in the financial statements of the Borrower in accordance with GAAP, and shall include subsidiaries of a subsidiary.

"Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

"Term Loan " shall mean the term loan extended to the Borrower by the Bank pursuant to the terms of this Agreement.

"Term Note" shall mean the Borrower's promissory note or notes evidencing the Term Loan together with all amendments, modifications, renewals, supplements or replacements thereof.

"Total Loans" shall mean all loans and leases, net of unearned income.

"UCC" shall mean the Florida Uniform Commercial Code, Chapters 671 to 680, inclusive.

SECTION 1.2  Accounting Terms; Financial Data.  All accounting terms used herein shall be construed in accordance with GAAP consistently applied and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

ARTICLE 2

AMOUNT AND TERMS OF THE LOANS

SECTION 2.1  The Loans.

(a)

The Revolving Loan.  The Bank agrees from time to time during the Revolving Period to lend to the Borrower upon the request of the Borrower up to the aggregate principal amount of the Permitted Revolving Loan Limit on the terms and conditions set forth herein.  During the Revolving Period, the Borrower shall be entitled to receive up to the amount of the Permitted Loan Limit in one or more Advances pursuant to Section 2.2 hereof, except as otherwise specifically set forth in this Agreement.  Advances under the Revolving Loan shall be evidenced by the Revolving Note and shall be payable as set forth in Section 2.8 hereof.  The Borrower shall not be liable under the Revolving Note except with respect to funds actually advanced to the Borrower by the Bank pursuant to the terms hereof.  The Revolving Loan may revolve during the Revolving Period; accordingly, during the Revolving Period, the Borrower may borrow up to the Permitted Revolving Loan Limit, repay all or any portion of such principal amount of the Revolving Loan, and reborrow up to such amount, subject to the terms and conditions set forth herein.  After the expiration of the Revolving Period, the Borrower shall not be entitled to receive any further Advance.

(b)

The Term Loan.  Upon satisfaction of the conditions precedent set forth in Article 5 hereof, the Bank agrees to lend to the Borrower the entire proceeds of the Term Loan on the terms and conditions set forth herein.  The Term Loan shall be evidenced by the Term Note and shall be payable as provided in Section 2.8 hereof.

SECTION 2.2  Advance of Proceeds on Revolving Loan.  The Bank has previously made certain Advances to the Borrower under and pursuant to the Existing Loan Agreement.  After the date hereof, and upon satisfaction of the conditions precedent set forth in Article Five hereof, the Borrower shall be entitled to obtain additional Advances under the Revolving Loan.  The Borrower shall give the Bank written notice (or facsimile transmission, immediately confirmed by telephone and further confirmed by sending the original notice to the Bank so that the same is received by the Bank no later than three (3) Banking Days after the date of the facsimile transmission) (a "Notice of Borrowing"), which Notice of Borrowing shall be given prior to 2:00 p.m. Orlando, Florida time and such Notice of Borrowing shall be in the form attached hereto as Exhibit "A" or in such other form as may be acceptable to the Bank in its sole and absolute discretion, and shall specify (a) the proposed date of the Advance (which shall be a Banking Day), (b) the amount of the proposed borrowing (minimum principal amount of $100,000.00) and (c) that on the date of the Notice of Borrowing there has been no material adverse change in the financial condition of the Borrower from that set forth on the most recent annual financial statements furnished to the Bank as provided in this Agreement.  The Bank shall have no duty or obligation to verify or confirm the authority of the representative of the Borrower requesting any such Advance as long as said person identifies himself/herself as an employee or representative of the Borrower.  The Bank shall make each Advance hereunder on the date proposed by the Borrower therefor by crediting the amount of each Advance requested by the Borrower to the general deposit account of the Borrower maintained with the Bank.  Each request for an Advance shall be deemed to restate and verify all representations of the Borrower made herein as of the date of such request.

SECTION 2.3  Interest on the Notes.  The Loans shall be evidenced by the Notes and shall be due and payable in accordance with and as required by Section 2.8.  The Notes shall bear interest from the date thereof through maturity (whether by acceleration or otherwise) on the unpaid principal balance thereof from time to time outstanding at the Interest Rate and shall be payable as set forth in Section 2.8 hereof.

From and after the Due Date, interest shall accrue on the unpaid principal balance of the Loans and on all accrued but unpaid interest thereon, or on such defaulted payment, at the Default Rate from and after the date that the Borrower has been notified in writing that an Event of Default has occurred.  Such interest shall continue to accrue until the date of payment in full of all principal and accrued but unpaid interest of such defaulted payment, if applicable.

SECTION 2.4  Prepayment of the Loans.  The Borrower shall have the right at any time and from time to time to prepay any Loan or Advance, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Bank no later than 11:00 a.m. not less than two (2) Business Days prior to any such prepayment; provided that there shall exist no Default.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Loan or portion thereof to be prepaid.  Such amount shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.8; provided, that if a Loan or Advance is prepaid on a date other than the last Day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.13.  Each partial prepayment of the Revolving Loan shall be in an amount that would be permitted in the case of an Advance under the Revolving Loan pursuant to Section 2.2.  Each prepayment other than full payment shall be made prior to 2:00 p.m. (Orlando time) on the date of the prepayment, and shall be made on a Banking Day in immediately available funds.

SECTION 2.5  Calculation of Interest.  Any interest due on the Loans or any other Obligations arising hereunder shall be calculated on the basis of a year containing 360 Days.  The interest due on any date for payment of interest hereunder shall be that interest to the extent accrued as of midnight on the last Day immediately prior to that Interest Payment Date.  Notwithstanding anything herein or in any Loan Document to the contrary, the sum of all interest and all other amounts deemed interest under Florida or other applicable law which may be collected by the Bank hereunder shall not exceed the maximum lawful interest rate permitted by such law from time to time.  The Bank and the Borrower intend and agree that under no circumstance shall the Borrower be required to pay interest on the Loan or on any other Obligations at a rate in excess of the maximum interest rate permitted by applicable law from time to time, and in the event any such interest is received or charged by the Bank in excess of that rate, the Borrower shall be entitled to an immediate refund of any such excess interest by a credit to and payment toward the unpaid balance of the Loan (such credit to be considered to have been made at the time of the payment of the excess interest) with any excess interest not so credited to be immediately paid to the Borrower by the Bank.

SECTION 2.6  Place of Payment.  All payments by the Borrower under the Loan Documents shall be made to the Bank at its banking house at Orlando, Florida, in lawful money of the United States of America and in immediately available funds.

SECTION 2.7  Set-Off.  The Borrower hereby grants to the Bank a lien on, and a security interest in, the deposit balances, accounts, items, certificates of deposit and monies of the Borrower in the possession of or on deposit with the Bank to secure and as collateral for the payment and performance of the Obligations.  Upon default, the Bank may at any time and from time to time, appropriate and set-off against and apply the same to the Obligations when and as due and payable.

SECTION 2.8  Payment of Notes.  The Borrower shall pay the Notes together with interest at the rate set forth in Section 2.3 as follows:

(a)

Revolving Note.  The Borrower shall pay the Revolving Note as follows:

(i)

Interest.  Interest shall be payable on each Interest Payment Date, upon the occurrence of an Event of Default and on the Maturity Date.

(ii)

Principal.  The entire outstanding principal balance and all accrued but unpaid interest shall be due and payable in full on the earlier of (i) the Commitment Termination Date or (ii) the occurrence of an Event of Default.

(iii)

Mandatory Principal Payments.  To the extent that at any time the principal balance outstanding on the Revolving Loan exceeds the Permitted Revolving Loan Limit, the Borrower shall make principal payments in the amounts necessary to reduce the aggregate of all borrowings under the Revolving Loan to the Permitted Revolving Loan Limit; such payments shall be due and payable on the date on which such imbalance occurs.

(b)

Term Note.  The Borrower shall pay the Term Note as follows:

(i)

Principal Plus Interest.  Principal shall be payable in equal quarterly payments in the amount of $1,500,000.00, together with accrued interest, on the last Day of each calendar quarter, commencing June 30, 2007 and continuing on the last day of each subsequent calendar quarter.

(ii)

Maturity Date.  On the Maturity Date, all outstanding principal, together with accrued but unpaid interest thereon, shall become due and payable in full.

SECTION 2.9  Application of Payments.  All payments made on the Notes shall be applied first to interest accrued to the date of payment and next to the unpaid principal balance; provided, however, in the event an Event of Default occurs, payments shall be applied first to any costs or expenses, including reasonable attorneys fees, that the Bank may incur in exercising its rights under the Loan Documents, as the Bank may determine.

SECTION 2.10  Late Charges. If any Loan payment is not made within ten (10) Days after the Due Date, then, in that event, there shall also be paid to the Bank, a late charge equal to five percent (5%) of the payment that is due on the Due Date and not paid. The purpose of such late charge shall be to reimburse the Bank for its costs and expenses in connection with servicing a delinquent account.

SECTION 2.11  Determination of Interest Rate.  As soon as practicable after 11:00 A.M. Orlando, Florida time, on the Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the Interest Rate which shall apply to the Loan for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower.

SECTION 2.12  Non-Usage Fee.  The Borrower shall pay to the Bank a Non-Usage Fee in the amount of fifteen basis points (0.15%) per annum on the average unused portion of the Revolving Loan, payable quarterly, in arrears.  Such fee shall accrue from the date of this Agreement until the Bank's obligations to advance funds under the Loan pursuant to this Agreement are terminated.

SECTION 2.13  Funding Indemnity.  In the event of (a) the payment of any principal of a Loan or Advance other than on the last Day of the Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure by the Borrower to borrow or prepay any Loan or Advance on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate the Bank, within five (5) Banking Days after written demand from the Bank, for any loss, cost or expense attributable to such event.  Such loss, cost or expense shall be deemed to include an amount determined by the Bank to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Loan or Advance if such event had not occurred at the Adjusted LIBOR applicable to such Loan or Advance for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan or Advance) over (B) the amount of interest that would accrue on the principal amount of such Loan or Advance for the same period if the Adjusted LIBOR were set on the date such Loan or Advance was prepaid or the date on which the Borrower failed to borrow such Loan or Advance. A certificate as to any additional amount payable under this Section 2.13 submitted to the Borrower by the Bank shall be conclusive, absent manifest error.

SECTION 2.14  Extension of Commitment Termination Date.  The Bank may, in its sole and absolute discretion, agree to extend the Commitment Termination Date for an additional 364-Day period, upon the written request of the Borrower, given to the Bank at least thirty (30) Days prior to the then current Commitment Expiration Date.  The Bank shall advise the Borrower in writing no later than ten (10) Days prior to the then current Commitment Termination Date of its decision to extend the Commitment Termination Date. Failure of the Bank to so notify the Borrower by such date shall be deemed to be a decision on the part of the Bank not to so extend the Commitment Termination Date.

SECTION 2.15  Additional Costs.  In the event that any applicable law or regulation or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to the Bank of any amounts payable by the Borrower hereunder (other than taxes imposed on the overall net income of the Bank) or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) shall impose any other condition with respect to the Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loans or to reduce any amount receivable by the Bank hereunder, and the Bank determines that such increased costs or reduction in amount receivable was attributable to the LIBOR rate basis used to establish the interest rate hereunder, then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank within ten (10) Banking Days after the date of such notice and demand, additional amounts sufficient to compensate the Bank for such increased costs (the "Additional Costs").  A detailed statement as to the amount of such Additional Costs, prepared in good faith and submitted to the Borrower by the Bank, shall be conclusive and binding in the absence of manifest error.  Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank's right to demand such compensation.

SECTION 2.16  Capital Adequacy.  If the Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Bank's capital (or on the capital of the Bank's parent corporation) as a consequence of its obligations hereunder to a level below that which the Bank or the Bank's parent corporation could have achieved but for such Change in Law (taking into consideration the Bank's policies or the policies of the Bank's parent corporation with respect to capital adequacy) then, from time to time, within ten (10) Banking Days after receipt by the Borrower of written demand by the Bank, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank or the Bank's parent corporation for any such reduction suffered.  A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or the Bank's parent corporation, as the case may be, shall be delivered to the Borrower and shall be conclusive and binding, absent manifest error.  Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank's right to demand such compensation.

SECTION 2.17  Illegality or Unavailability of Dollar Deposits.  If the Bank determines in its sole and absolute discretion at any time (the "Determination Date") that it can no longer make, fund or maintain LIBOR based loans for any reason, including without limitation illegality, or the LIBOR rate cannot be ascertained or does not accurately reflect the Bank's cost of funds, or the Bank would be subject to Additional Costs that cannot be recovered from the Borrower, then the Bank will notify the Borrower and thereafter will have no obligation to make, fund or maintain LIBOR based loans.  Upon such Determination Date, any Loan with a LIBOR based interest rate will be converted to a variable rate loan based upon the Bank's "prime rate".  Thereafter the interest rate on any such Loan shall adjust simultaneously with any fluctuation in the prime rate. The Bank's "prime rate" shall be its publicly announced prime lending rate from time to time in effect, which rate may not be the lowest or best lending rate made available by the Bank.

SECTION 2.18  Taxes.

(a)

Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Bank shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)

In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)

The Borrower shall indemnify the Bank, within ten (10) Banking Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Bank on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, so long as such penalties, interest and expenses were not incurred as a result of the Bank's action or inaction.  A certificate as to the amount of such payment or liability delivered to the Borrower by a the Bank shall be conclusive absent manifest error.

(d)

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Bank that:

SECTION 3.1  Organization, Corporate Powers, Etc.

(a)

The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida (ii) has all requisite power and authority, corporate and otherwise, to own its properties and assets and to carry on its business as now conducted and proposed to be conducted, (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the character of its properties or assets owned or the nature of its activities conducted makes such qualification necessary including the State of Florida, and (iv) has the corporate power and authority to execute and deliver, and to perform its obligations under this Agreement, the Note, and the other Loan Documents.

(b)

FNBT and CNB each (i) is a national banking association duly organized, validly existing and in good standing under the laws of the United States, (ii) has all requisite power and authority, corporate and otherwise, to own its properties and assets and to carry on its business as now conducted and proposed to be conducted, (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the character of its properties or assets owned or the nature of its activities conducted makes such qualification necessary including the State of Florida, and (iv) has the power and authority to execute and deliver, and to perform its obligations under any of the Loan Documents to which it is a party.

SECTION 3.2  Authorization of Loan, Etc.  The execution, delivery and performance of the Loan Documents by the Borrower (a) have been duly authorized by all requisite corporate action (no shareholder action being required pursuant to applicable law) and (b) will not (i) violate (A) any provision of law, any governmental rule or regulation, any order of any court or other agency of government or the Articles of Incorporation or Bylaws of the Borrower or (B) any provision of any indenture, agreement or other instrument to which the Borrower is a party or by which it or any of its properties or assets are bound, (ii) be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower other than as permitted by the terms hereof.

SECTION 3.3  Tax Returns and Payments.  All federal, state and local tax returns and reports of the Borrower required to be filed have been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower, or upon any of its properties, assets, incomes or franchises, which are due and payable in accordance with such returns and reports, have been paid, other than those presently (a) payable without penalty or interest, or (b) contested in good faith and by appropriate and lawful proceedings prosecuted diligently.  The aggregate amount of the taxes, assessments, charges and levies so contested is not material to the condition (financial or otherwise) and operations of the Borrower.  The charges, accruals, and reserves on the books of the Borrower in respect of federal, state and local taxes for all fiscal periods to date are adequate and the Borrower knows of no other unpaid assessment for additional federal, state or local taxes for any such fiscal period or of any basis therefor.

SECTION 3.4  Agreements.

(a)

The Borrower is not a party to any agreement, indenture, lease or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation materially and adversely affecting its business, properties, assets, operations or condition (financial or otherwise).  There are no unrealized losses with respect to any such agreement, indenture, lease or instrument.

(b)

The Borrower is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any material agreement or instrument to which it is a party.

SECTION 3.5  Financial Statements.  The Borrower has furnished the Bank with the Borrower's annual audited financial statements for the fiscal year ended December 31, 2004 and each Depository Institution Subsidiary's call report for the quarter ended on September 30, 2005.  Such financial statements and call reports (including any related schedules) are true and correct in all material respects.  There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Borrower and each Depository Institution Subsidiary taken as a whole since the date of the call report and the financial statements referred to above.

SECTION 3.6  Changes in Financial Conditions; Adverse Developments.  From the date of the annual financial statements and call report referenced in Section 3.5 hereof, to the date of this Agreement, there has been, and with respect to each Advance, to the date of such Advance, there has been, no material adverse change in the assets, liabilities, financial condition, business, operations, affairs or prospects of the Borrower from that set forth or reflected in the Borrower's most recent federal income tax return or in the fiscal year-end financial statements referred to in Section 3.5, other than changes in the ordinary course of business, including acquisitions, none of which have been, either in any case or in the aggregate, materially adverse.

SECTION 3.7  Litigation, Etc.  There are no actions, proceedings or investigations pending against the Borrower or affecting the Borrower (or any basis therefor known to the Borrower) which, either in any case or in the aggregate, might result in any material adverse change in the financial condition, business, prospects, affairs or operations of the Borrower or in any of its properties or assets, or in any material impairment of the right or ability of the Borrower to carry on its operations as now conducted or proposed to be conducted, or in any material liability on the part of the Borrower and none which questions the validity of this Agreement, the Note or any of the other Loan Documents or of any action taken or to be taken in connection with the transactions contemplated hereby or thereby.

SECTION 3.8  Principal Place of Business.  The Principal Place of Business of the Borrower is at the address noted in the preamble of this Agreement.

SECTION 3.9  Margin Securities.  The Borrower is not engaged principally in, and does not have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any Margin Securities.  No part of the proceeds of the Loan hereunder will be used to carry on any margin security transactions within the meaning of said Regulation.

SECTION 3.10  Consents and Approvals.  No authorization, license, consent, approval, or undertaking is required under any applicable law in connection with the execution, delivery and performance by the Borrower of this Agreement, the Note or any of the other Loan Documents.

SECTION 3.11  Title to Properties and Assets, Liens, Etc.  The Borrower has good and marketable title to its respective real properties other than properties which it leases and good title to all of its other personal property and assets subject to no encumbrances, liens, security interests or other rights of third parties except as previously disclosed to the Bank in the financial statements provided to the Bank.  The Borrower enjoys peaceful and undisturbed possession of all leases necessary in any material respect for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets.  All such leases are valid and subsisting and are in full force and effect.

SECTION 3.12  Outstanding Debt.  On the date of this Agreement, the Borrower has no outstanding Indebtedness except as reflected on the financial statements of the Borrower which have been provided to the Bank and $20,000,000.00 in issued trust preferred securities which have been disclosed to the Bank.

SECTION 3.13  Patents, Trademarks, Franchises, Etc.  The Borrower owns or has the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises and licenses, and rights with respect thereto, necessary for the conduct of its business as now conducted or proposed to be conducted, without any known conflict with the rights of others, and, in each case, subject to no mortgage, pledge, lien, lease, encumbrance, charge, security interest, title retention agreement or option.  Each such asset or agreement is in full force and effect, and the holder thereof has fulfilled and performed all of its obligations with respect thereto.  No event has occurred or exists which permits, or after notice or lapse of time or both would permit, revocation or termination, or which materially adversely affects or in the future may (so far as the Borrower now foresees) materially adversely affect, the rights of such holder thereof with respect thereto.  No other license or franchise is known by the Borrower to be necessary to the operations of the business of the Borrower as now conducted or proposed to be conducted.

SECTION 3.14  ERISA.  With respect to each Plan maintained by Borrower and each Subsidiary, the Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan that may reasonably be expected to subject Borrower or any Commonly Controlled Entity to any material liability; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which  constitute  grounds  entitling  the  PBGC  to  institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present fair market value of all Plan assets allocable to such benefits exceeds the value of all vested benefits under each Plan, as determined on the most recently completed actuarial valuation report for the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA other than for premium payments in the normal course of Plan administration.

SECTION 3.15  Environmental Matters.

(a)

To the best of the Borrower's knowledge, the Borrower is in compliance with all provisions of the Environmental Laws, and with any rules, regulations, and administrative orders of any governmental agency, and with any judgments, decrees or orders of any court of competent jurisdiction with respect thereto.

(b)

The Borrower has not received any assessment, notice of (primary or secondary) liability or notice of financial responsibility, and no notice of any action, claim or proceeding to determine such liability or responsibility, or the amount thereof or to impose civil penalties with respect to a site listed on any federal or state listing of sites containing or believed to contain Hazardous Substances, nor has the Borrower received notification that any Hazardous Substances that it has disposed of have been found in any site at which any governmental agency is conducting an investigation or other proceeding under any Environmental Law.

(c)

To the best of the Borrower's knowledge, no part of the property used by the Borrower in its business or any building, structure or facility located thereon or improvement thereto contains or contained asbestos or polychlorinated biphenyls (PCBs); have or have had asbestos-containing materials or electrical transformers, fluorescent light fixture ballasts or other equipment containing PCBs installed thereon or therein; is or has been used for the handling, processing, storage or disposal of Hazardous Substances; or contain or contained above-ground or underground storage tanks or other storage facilities for Hazardous Substances, except as heretofore disclosed to Bank.

SECTION 3.16  Subsidiaries.  As of the date of this Agreement, the only Subsidiaries of the Borrower are FNBT and CNB.

ARTICLE 4

COVENANTS OF THE BORROWER

SECTION 4.1  Affirmative Covenants.  The Borrower covenants, for so long as any of the principal amount of or interest on the Note is outstanding and unpaid or any duty or obligation of the Borrower or the Bank hereunder or under any other Obligation remains unpaid or unperformed, as follows:

(a)

Accounting; Financial Statements; Etc.  The Borrower will deliver to the Bank copies of each of the following:

(i)

Quarterly, as soon as practicable and in any event within forty-five (45) Days after the end of each quarter of Borrower's fiscal year, (A) an internally generated financial statement of Borrower (consisting of profit and loss statement, balance sheet, cash flow statement and report on changes in stockholders equity), certified to the Bank by an authorized financial officer of the Borrower acceptable to the Bank, (B) a Covenant Compliance Certificate and (C) a copy of the quarterly call report and any other quarterly regulatory reports and filings as required by any Governmental Authority having supervisory authority over the Borrower or any Depository Institution Subsidiary for each Depository Institution Subsidiary for the most recent calendar quarter;

(ii)

As soon as practicable and in any event within ninety (90) Days after the end of each fiscal year, year end audited financial statements of the Borrower (consisting of profit and loss statement, balance sheet, cash flow statement and report on changes in stockholders equity) that are examined and reviewed by a certified public accountant selected by Borrower and acceptable to the Bank, together with the unqualified opinion of such accountant;

(iii)

Promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices, and reports as it shall send to its stockholders and of all registration statements (with exhibits) and all reports which it is or may be required to file with the Securities and Exchange Commission or any governmental body or agency succeeding to the functions of such Commission; and

(iv)

Promptly upon receipt thereof, a copy of each other report submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary.

(b)

Inspection.  The Borrower will permit the Bank or Bank's designated representative, at the expense of the Bank, to (i) visit any place of business of the Borrower and/or its Subsidiaries, (ii) inspect its properties, (iii) inspect and make extracts from the Borrower's or any Subsidiary's books and records, and (iv) discuss the affairs, finances and accounts of the Borrower or any Subsidiary with the officers of the Borrower or such Subsidiary, all at such reasonable times and as often as may reasonably be requested by the Bank.

(c)

Maintenance of Corporate Existence; Compliance with Laws.  The Borrower shall at all times preserve and maintain in full force and effect its corporate existence, powers, rights, licenses, permits and franchises in the jurisdiction of its incorporation; continue to conduct and operate its business substantially as conducted and operated during the present and preceding fiscal year of the Borrower; operate in full compliance with all applicable laws, statutes, regulations, certificates of authority and orders in respect of the conduct of its business;

and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or appropriate in view of its business and operations.

(d)

Notice of Default.  The Borrower shall immediately notify the Bank in writing upon the happening, occurrence or existence of any Event of Default, or any event or condition which with the passage of time or giving of notice, or both, would constitute an Event of Default, and shall provide the Bank with such written notice, a detailed statement by a responsible officer of the Borrower of all relevant facts and the action being taken or proposed to be taken by the Borrower with respect thereto.

(e)

Maintenance of Properties.  Except to the extent that a failure to do so would not have a material adverse effect on the Borrower or the value of its properties taken as a whole, the Borrower shall (i) maintain or cause to be maintained in good repair, working order and condition all properties used or useful in its businesses and from time to time will make or cause to be made all appropriate repairs, renewals, improvements and replacements thereof so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times, (ii) not do or permit any act or thing which might impair the value or commit or permit any waste of its properties or any part thereof (other than acts of nature beyond its control), or permit any unlawful occupation, business or trade to be conducted on or from any of its properties and (iii) to the extent the Borrower leases any of its places of business, maintain and keep current at all times all leases for said places of business.

(f)

Notice of Suit, Proceedings, Adverse Change.  The Borrower shall promptly give the Bank notice in writing (a) of all actions or suits (at law or in equity) and of all investigations or proceedings by or before any court, arbitrator or any governmental department, commission, board, bureau, agency or other instrumentality, state, federal or foreign, affecting the Borrower or its Subsidiaries or the rights or other properties of the Borrower or its Subsidiaries which a reasonably prudent Person would consider likely to have a material adverse effect on the Borrower or any Subsidiary if decided against the Borrower or any Subsidiary; (b) of any material adverse change in the condition (financial or otherwise) of the Borrower; and (c) of any seizure or levy upon any part of the properties of the Borrower under any process or by a receiver.

(g)

Execution and Delivery of Loan Documents.  The Borrower shall execute and deliver to the Bank all Loan Documents (to be executed by the Borrower) as and when requested by the Bank.

(h)

Insurance.  The Borrower shall timely procure and maintain and comply with such insurance and policies of insurance (including without limitation public liability insurance) as may be required by law and such other insurance including, but not limited to, coverage of real property and improvements, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, and, if requested by the Bank, to furnish to the Bank a certificate of said insurance and further providing for thirty (30) Days notice to the Bank prior to any material amendment, expiration or cancellation.

(i)

Debts and Taxes and Liabilities.  Except to the extent that a failure to do so would not have a material adverse effect on the Borrower, the Borrower shall pay and discharge (i) all of its Indebtedness and obligations in accordance with their terms and before it shall become in default, (ii) all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or against its properties, prior to the date on which penalties attach thereto, and (iii) all lawful claims which, if unpaid, might become a lien or charge upon any of its properties; provided, however, that the Borrower shall not be required to pay any such indebtedness, obligation, tax, assessment, charge, levy or claim which is being contested in good faith by appropriate and lawful proceedings diligently pursued and for which adequate reserves have been set aside on its books.  The Borrower shall also set aside and/or pay as and when due all monies required to be set aside and/or paid by any federal, state or local statute or agency in regard to F.I.C.A., withholding, sales or excise or other similar taxes.

(j)

Notification of Change of Name or Business Location.  The Borrower shall notify the Bank of each change in the name of the Borrower and of each change of the location of any place of business and the office where the records of the Borrower are kept, and, in such case, shall execute such documents as the Bank may reasonably request to reflect said change of name or change of location, as the case may be; provided, however, the Principal Place of Business of the Borrower and the office where the records of the Borrower are kept may not be kept out of or removed from Stuart, Florida without the prior written consent of the Bank.

(k)

Change in Management, Control and Ownership. During the term of the Loan, the Borrower shall provide written notification to the Bank of any material change in management, control or ownership of the Borrower and/or its Depository Institution Subsidiaries.

(l)

Notice of Adoption of Plan.  As soon as possible and in any event within thirty (30) Days after the Borrower or any Related Entity adopts a new Plan, the Borrower or such Related Entity shall notify the Bank of the adoption of the new Plan.  Adoption of a new Plan shall include the adoption of the new Plan by the Borrower or such Related Entity as well as inclusion of employees of the Borrower or such Related Entity under the Plan of another corporation.

(m)

Notice of Plan Events, Termination and Litigation.  As soon as possible and in any event within thirty (30) Days after the Borrower knows or has reason to know that any Reportable Event or a Prohibited Transaction with respect to any Plan has occurred or that the Pension Benefit Guaranty Corporation or the Borrower or any Related Entity has instituted or will institute proceedings under ERISA to terminate a Plan, or a partial termination of a Plan has or is alleged to have occurred, or more than twenty percent (20%) of the total number of employees who are participants in a Plan will sever, or have severed, their employment due to a decision to cease operations at a facility or facilities or to reduce the work force, or any litigation regarding a Plan or naming the trustee of a Plan or the Borrower or any Related Entity with respect to a Plan is threatened or instituted, or the purchase, acceptance, holding or sale of customer notes by a Plan fails to comply with Prohibited Transactions Exemption 85-68 published on April 3, 1985, the Borrower will provide to the Bank copies of the written statement of the chief financial officer of the Borrower setting forth details of such Reportable Event, Prohibited Transaction, termination proceeding, partial termination, litigation or prohibited transaction and the action being or proposed to be taken with respect thereto, together with copies of the notice of such Reportable Event or any other notices, applications or forms submitted to the Pension Benefit Guaranty Corporation, Internal Revenue Service or the United States Department of Labor, and copies of any notices or correspondence received from the Pension Benefit Guaranty Corporation, Internal Revenue Service or the United States Department of Labor, and copies of any pleadings, notices or other documents relating to such litigation.

(n)

Plan Annual Reports.  Promptly after the filing thereof with the Internal Revenue Service or the Pension Benefit Guaranty Corporation, the Borrower will provide to the Bank copies of each annual report and annual premium filing form which is filed with respect to each Plan for each plan year, including (i) a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by the trustee of the Plan or the independent certified public accountants for such and (ii) if required by law or applicable regulations, an actuarial statement of such Plan applicable to such plan year, certified by the actuary for the Plan.

(o)

Negative Pledge.  The Borrower shall execute and deliver the Negative Pledge to the Bank, pursuant to which the Borrower shall agree not to sell or encumber any of the Stock, which Negative Pledge shall remain in full force and effect during the term of this Agreement.  The Borrower shall not enter into a negative pledge with respect to the Stock with any other Person.  In the event the Borrower forms or acquires any other Depository Institution Subsidiary at any time during the term of this Agreement, the Negative Pledge shall automatically extend to one hundred percent (100%) of the issued and outstanding capital stock of such Subsidiary and the Borrower shall not enter into a negative pledge with respect to such stock with any other Person.

(p)

Financial Covenants.  The Borrower shall meet or exceed the financial covenants set forth on Exhibit "B" attached hereto, tested quarterly by the Bank, commencing with the fiscal quarter ending March 31, 2006.  The Borrower shall cause each of its Depository Institution Subsidiaries to maintain capital ratios which meet the "well capitalized" standards as provided by 12 C.F.R. §6.4(b)(1) or other applicable law or regulations established by any applicable Governmental Authority having supervisory authority over the Borrower or any of its Depository Institution Subsidiaries, as amended or revised from time to time, including Tier 1 Core Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio, measured quarterly, beginning with the quarter ending March 31, 2006.  In addition, the Borrower shall maintain capital ratios which meet the "adequately capitalized" standards as provided by 12 C.F.R. §6.4(b)(1) or (2) or other applicable law or regulations established by any applicable Governmental Authority having supervisory authority over the Borrower or any of its Depository Institution Subsidiaries, as amended or revised from time to time, including Tier 1 Core Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio, measured quarterly, beginning with the quarter ending March 31, 2006.

(q)

Use of Proceeds.  The proceeds of the Loan shall be used to refinance existing indebtedness, for acquisitions and for the general working capital needs of the Borrower and its Depository Institution Subsidiaries.

(r)

Dividends of Depository Institution Subsidiaries.  The Borrower shall cause its Depository Institution Subsidiaries to, if necessary, during each fiscal year during the term of the Loan, pay dividends to the Borrower in amounts sufficient to accommodate the payment of the debt service in respect of the Loan.

(s)

Acquisition or Formation of Subsidiaries.  The Borrower shall provide prior written notice to the Bank of any planned acquisitions or mergers or the establishment of any future Subsidiary.  The Bank acknowledges that the Borrower has advised the Bank of its intended acquisition of BLNB.

(t)

Trust Preferred Securities.  All trust preferred securities issued by the Borrower or a Subsidiary or Affiliate of the Borrower, whether presently existing or hereafter issued, will at all times be subordinate in all respects to the Loans and the other Obligations of the Borrower or such Subsidiary or Affiliate, as the case may be, to the Bank.  The Borrower shall cause such documents, instruments or agreements as the Bank may deem necessary to effectuate such subordination to be executed and delivered by the appropriate parties to the Bank, all of which shall be in form and content satisfactory to the Bank.  Notwithstanding anything to the contrary contained in this Agreement, to the extent permitted under the terms of all issued trust preferred securities, the Borrower may defer payments of interest thereunder.

SECTION 4.2  Negative Covenants.  The Borrower covenants, for so long as any of the principal amount of or interest on the Note is outstanding and unpaid or any Obligation remains unpaid or unperformed, as follows:

(a)

Merger, Consolidation, Dissolution, Etc.  During the term of the Loan, the Borrower will not (i) consolidate or merge with any other corporation or Person where the Borrower is not the entity surviving such merger or consolidation or dissolve or take or omit to take any action which would result in its dissolution or (ii) enter into any arrangement, directly or indirectly, with any Person whereby the Borrower shall sell or transfer any material property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred, without the prior written consent of the Bank.  Notwithstanding the foregoing, mergers between the Borrower and any Subsidiary in which the Borrower is the survivor or between Subsidiaries of the Borrower would be permitted

(b)

Sale of Assets.  Neither the Borrower nor any of its Depository Institution Subsidiaries will sell, lease, assign, transfer or otherwise dispose of all or any material part of its assets or properties, tangible or intangible, except for the sale of mortgages in the secondary market or other banking transactions in the usual course of business, without the prior written consent of the Bank.

(c)

Changes in Business.  The primary business of the Borrower will not change from that conducted by it on the date of this Agreement without the prior written consent of the Bank.

(d)

Other Agreements.  The Borrower will not enter into any arrangements, contractual or otherwise, which would materially and adversely affect its duties or the rights of the Bank under the Loan Documents, or which is inconsistent with or limits or abrogates the Loan Documents.

(e)

Liens.  The Borrower will not voluntarily or involuntarily create, assume, or suffer to exist any Lien, (including capital lease obligations) upon any of its property or assets, including, without limitation, the Stock, whether now owned or hereafter acquired except:

(i)

Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings; and

(ii)

other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business.

(f)

Additional Indebtedness.  The Borrower will not create, incur, assume, or suffer to exist any indebtedness or Liabilities (other than the Loans and the Borrower's existing trust preferred securities) for borrowed money, any indebtedness evidenced by notes, debentures or similar obligations or any conditional sales or title retention agreements or capitalized leases, which in any single case, or in the aggregate, exceed $5,000,000.00, without the prior written consent of the Bank.

ARTICLE 5

CONDITIONS OF LENDING

The obligations of the Bank to lend hereunder and to make any Advance from time to time are subject to the following conditions precedent:

SECTION 5.1  Representations and Warranties.  The representations and warranties set forth in the Loan Documents are true and correct on and as of the date hereof, and on the date of each Advance or disbursement hereunder.

SECTION 5.2  No Default.  On the date hereof and on the date of each Advance or disbursement, the Borrower shall be in compliance with all the terms and provisions set forth in the Loan Documents on its part to be observed or performed, and no Event of Default nor any event that, upon notice or lapse of time or both, would constitute such an Event of Default, shall have occurred and be continuing at such time.

SECTION 5.3  Loan Documents; Non-Usage Fee.  The Borrower shall have delivered or caused to be delivered to the Bank, in fully executed form, all the Loan Documents, in form and substance satisfactory to the Bank, as the Bank may request and all of the Loan Documents shall be in full force and effect.  The Borrower shall have paid the Non-Usage Fee to the Bank, when and as due.

SECTION 5.4  Supporting Documents.  On or prior to the date hereof, the Bank shall have received the following supporting documents, all of which shall be satisfactory in form and substance to the Bank:

(a)

a certificate or certificates, dated as of the date hereof, of (i) the Secretary or any Assistant Secretary of the Borrower certifying (A) that contained therein is a true and correct copy of certain resolutions adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the performance of the obligations of the Borrower and the borrowings thereunder, which resolutions have not been altered or amended in any respect, and remain in full force and effect at all times since their adoption; (B) that attached thereto is a true and correct copy of the Articles of Incorporation of the Borrower, and that such Articles of Incorporation have not been altered or amended, and no other charter documents have been filed, since the date of the filing of the last amendment thereto or other charter document as indicated on the certificate of the Secretary of State of the State of Florida attached thereto; (C) that attached thereto is a true and correct copy of the Bylaws of the Borrower and that such Bylaws are in full force and effect and no amendment thereto is pending which would in any way affect the ability of the Borrower to enter into and perform the Obligations contemplated hereby; and (D) the incumbency and signatures of the officers of the Borrower signing the Loan Documents and any report, certificate, letter or other instrument or document furnished by the Borrower in connection therewith, and (ii) another authorized officer of the Borrower certifying the incumbency and signature of the Secretary or Assistant Secretary of the Borrower; and

(b)

certificate or certificates of the Florida Secretary of State dated as of a recent date, as to the good standing of the Borrower; and

SECTION 5.5  Additional Notes.  To the extent the principal amount then outstanding under the Loan together with the Advance requested would exceed the face amount of the Note then outstanding (which collectively includes all notes executed by the Borrower in favor of the Bank to evidence the Loan), the Borrower agrees to then execute and deliver to the Bank the additional note of the Borrower in such face amount as is necessary so that the total principal amount outstanding on the Loan after the making of said Advance shall not exceed the face amount of the Note (which collectively includes all notes executed by the Borrower in favor of the Bank concerning said Loan and will include the note described in this Section).  At the time of the execution of said additional Note, the Borrower shall pay to the Bank all documentary and other taxes required under applicable law.

SECTION 5.6  Existing Liens and Indebtedness.  The Borrower shall cause all existing liens, encumbrances and security interests (if any) held by any secured party other than the Bank on any assets or properties of the Borrower to be assigned to the Bank or fully released and terminated of record.

ARTICLE 6

EVENTS OF DEFAULT

SECTION 6.1  Events of Default.  The following each and all are Events of Default hereunder:

(a)

Monetary Default.  If the Borrower shall default in any payment of the principal of or interest on the Loan when and as the same shall become due and payable, whether at maturity, by acceleration at the discretion of the Bank or otherwise; or

(b)

Non-Monetary Default.  If the Borrower shall default in the performance of or compliance with any term or covenant contained in the Loan Documents; or

(c)

Financial Condition of Borrower.  If the Bank determines in its sole and absolute discretion that the financial condition of the Borrower shall have deteriorated from the date of this Agreement to the date of any such determination; or

(d)

Third Party Default.  If the Borrower shall suffer a material default in the performance of any material agreement with any Person other than the Bank; or

(e)

Misrepresentation. If any representation or warranty made in writing by or on behalf of the Borrower or any Subsidiary or in any other Loan Document shall prove to have been false or incorrect in any material respect on the date as of which made or reaffirmed; or

(f)

Dissolution.  Any order, judgment, or decree is entered in any proceedings against Borrower or any Subsidiary decreeing the dissolution of Borrower and such order, judgment, or decree remains unstayed and in effect for more than thirty (30) Days; or

(g)

Default Under Loan Documents.  If the Borrower fails to fulfill or comply with the terms of any Loan Document or there shall be a default under any Loan Document; or

(h)

Default Under Other Material Indebtedness.  If the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other  than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(i)

Bankruptcy, Failure to Pay Debts, Etc.  If the Borrower or any Subsidiary shall admit in writing its inability, or be generally unable, to pay its debts as they become due or shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for the Borrower or any Subsidiary or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against the Borrower or any Subsidiary, in which an order for relief is entered or which remains undismissed for a period of thirty (30) Days or more, or the Borrower or any Subsidiary by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application, or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for the Borrower or any Subsidiary or any substantial part of any of its properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) Days or more; or

(j)

Fraudulent Conveyance.  The Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its properties, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its properties which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its properties to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its properties through legal proceedings or distraint which is not vacated within thirty (30) Days from the date thereof.

(k)

Split-Up.  If any order, judgment, or decree is entered in any proceedings against the Borrower decreeing a split-up of the Borrower which requires the divestiture of a substantial part of the assets of the Borrower or which requires the divestiture of assets or stock of a Subsidiary and such order, judgment, or decree remains unstayed and in effect for more than thirty (30) Days.

(l)

Reportable Event.  A Reportable Event shall have occurred that, in the opinion of the Bank, when taken together with other Reportable Events that have occurred, could reasonably be expected to result in liability to the Borrower and/or its Subsidiaries in an aggregate amount exceeding $500,000.

(m)

Prohibition Against Payment of Dividends.  If any Governmental Authority having jurisdiction over the Borrower or any Depository Institution Subsidiary, as the case may be, takes any action, or the Borrower or any Depository Institution Subsidiary enters into any agreement with any Governmental Authority having jurisdiction over Borrower or any Depository Institution Subsidiary, as the case may be:  (A) prohibiting or restricting, in any way, the payment of dividends by any Depository Institutional Subsidiary to the Borrower or (B) which affects, or is reasonably likely to cause, a breach or a covenant hereof; provided, however, the previously disclosed formal agreement between the Office of the Comptroller of the Currency and BLNB shall not be an Event of Default.

(n)

Final Judgment.  If any judgment or order for the payment of money in excess of $500,000 in any single case or in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of fifteen (15) consecutive Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(o)

Change in Control.  If there shall occur a Change in Control.

ARTICLE 7

RIGHTS UPON DEFAULT

Upon the occurrence or continuing of any Event of Default, the Bank shall have and may exercise any or all of the rights set forth herein (provided, however, the Bank shall be under no duty or obligation to do so):

SECTION 7.1  Acceleration.  To declare the indebtedness evidenced by the Note and all other Obligations to be forthwith due and payable, whereupon the Note and all other Obligations shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or any other notice or grace period of any kind, all of which are hereby expressly waived, anything contained herein or in the Note or in such other Obligations to the contrary notwithstanding, and, upon such acceleration, the unpaid principal balance and accrued interest upon the Note shall from and after such date of acceleration bear interest at the Default Rate.

SECTION 7.2  Right of Setoff.  To exercise its right of setoff as permitted under Section 2.7.

SECTION 7.3  Other Rights. To exercise such other rights as may be permitted under any of the Loan Documents or applicable law.

SECTION 7.4  Uniform Commercial Code.  To exercise from time to time any and all rights and remedies of a secured creditor under the UCC and any and all rights and remedies available to it under any other applicable law.

ARTICLE 8

MISCELLANEOUS

SECTION 8.1  Cumulative Remedies.  The remedies provided in this Agreement and in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.  Upon an Event of Default, the Bank may elect to exercise any one or more of such remedies and such election shall not waive or cause the Bank to have elected not to subsequently exercise any other such remedies available to it under the Agreement or any Loan Document.

SECTION 8.2  Amendments, Etc.  No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8.3  Addresses for Notices, Etc.  All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be deemed to have been given (i) in the case of delivery, when addressed to the other party and delivered to the address set forth below, (ii) in the case of mailing, three (3) Days after said notice has been deposited in the United States Mails, postage prepaid, by certified or return mail, and addressed to the other party as set forth below, and (iii) in all of the cases, when received by the other party.  The address at which notices may be sent under this Section are the following:

If to the Borrower:

SEACOAST BANKING CORPORATION OF FLORIDA

815 Colorado Avenue

Stuart, Florida 34994

Attention:

William R. Hahl

Executive Vice President and

Chief Financial Officer

If to the Bank:

SUNTRUST BANK

200 South Orange Avenue

P. 0. Box 3833

Orlando, Florida 32897

Attention:

William Christensen

Director

with a copy to:

Charles T. Brumback, Jr., Esq.

Akerman Senterfitt

420 South Orange Avenue, Suite 1200 (32801)

P.O. Box 231

Orlando, FL  32802-0231

Any party may at any time change the address to which notices may be sent under this Section by the giving of notice of such change to the other party in the manner set forth herein.

SECTION 8.4  Applicable Law.  This Agreement, and each of the Loan Documents and transactions contemplated herein (unless specifically stipulated to the contrary in such document) shall be governed by and interpreted in accordance with the laws of the State of Florida.

SECTION 8.5  Survival of Representations and Warranties.  All representations, warranties, covenants and agreements contained herein or made in writing by the Borrower in connection herewith shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents and be true and correct during the term of the Loan.

SECTION 8.6  Time of the Essence.  Time is of the essence of this Agreement, the Notes and the other Loan Documents.

SECTION 8.7  Headings.  The headings in this Agreement are intended to be for convenience of reference only, and shall not define or limit the scope, extent or intent or otherwise affect the meaning of any portion hereof.

SECTION 8.8  Severability.  In case any one or more of the provisions contained in this Agreement, the Note or the other Loan Documents shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provision of this Agreement, the Notes or the other Loan Documents, but this Agreement, the Notes and the other Loan Documents shall be construed as if such invalid or illegal or unenforceable provision had never been contained therein; provided, however, in the event said matter would in the reasonable opinion of the Bank adversely effect the rights of the Bank under any or all of the Loan Documents, the same shall be an Event of Default.

SECTION 8.9  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

SECTION 8.10  Conflict.  In the event any conflict arises between the terms of this Agreement and the terms of any other Loan Document, the Bank shall have the option of selecting which conditions shall govern the loan relationship evidenced by this Agreement and, if the Bank does not so indicate, the terms of this Agreement shall govern in all instances of such conflict.

SECTION 8.11  Term.  The term of this Agreement shall be for such period of time until the Loan and Notes have been repaid in full, the Borrower has no further right to request any Advance on the Loan and all Obligations have been paid to the Bank in full.  At such time, the Bank shall mark all the Loan Documents "Canceled" and return them to the Borrower.

SECTION 8.12  Cross Defaults.  A default under any Loan Document, including a default under this Agreement, shall be and constitute a default under each and every Loan Document, including this Agreement and under all other loan documents evidencing or executed in connection with any other loan or credit facility now existing or hereafter extended by the Bank or any other subsidiary of SunTrust Banks, Inc. to the Borrower or any Subsidiary of the Borrower.  A default under any other loan or credit facility now existing or hereafter extended by the Bank or any other subsidiary of SunTrust Banks, Inc., to the Borrower or any Subsidiary of the Borrower shall be and constitute a default under each and every Loan Document, including this Agreement.

SECTION 8.13  Expenses.  The Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, and save Bank harmless against liability for the payment of, all out-of-pocket expenses arising in connection with this transaction, all taxes including, without limitation, documentary stamp taxes, together in each case with interest and penalties, if any, and any income tax payable by Bank in respect of any reimbursement therefor, which may be payable in respect of the execution, delivery and performance of this Agreement or the execution, delivery, acquisition and performance of any Note issued under or pursuant to this Agreement (excepting only any tax on or measured by net income of Bank determined substantially in the same manner, other than the rate of tax, as net income is presently determined under the Federal Internal Revenue Code), and the reasonable fees and expenses of any counsel to Bank in connection with this Agreement and any subsequent modification or enforcement thereof or consent thereunder including, without limitation, attorneys fees and court costs incurred in any legal proceeding whether at the trial or appellate level or in any bankruptcy proceeding.  The obligations of Borrower under this Section 8.13 shall survive payment of any Note.

SECTION 8.14  Successors and Assigns.  All covenants and agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided, however, this clause shall not by itself authorize any delegation of duties by the Borrower or any other assignment which may be prohibited by the terms and conditions of this Agreement.

SECTION 8.15  Further Assurances.  The Borrower shall, from time to time, execute such additional documents as may reasonably be requested by the Bank or the counsel, to carry out and fulfill the intent and purpose of this Agreement and the Loan Documents.

SECTION 8.16  No Third Party Beneficiaries.  The parties intend that this Agreement is solely for their benefit and no Person not a party hereto shall have any rights or privileges under this Agreement whatsoever either as the third party beneficiary or otherwise.

SECTION 8.17  No Waiver.  No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder, or under the Notes or the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder.

SECTION 8.18  Entire Agreement.  Except as otherwise expressly provided, this Agreement and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, sealed and delivered, as applicable, by their duly authorized officers on the day and year first above written.

BORROWER:

SEACOAST BANKING CORPORATION OF FLORIDA

By: /s/ William R. Hahl

Name:

William R. Hahl

      Title:

Executive Vice President & Chief Financial Officer

SUNTRUST BANK

By:/s/ William Christensen

      William Christensen

      Vice President

EXHIBIT A

Form of Notice of Borrowing

SunTrust Bank

Financial Institutions Group

200 So. Orange Avenue

Mail Code O-2068

Orlando, Florida 32801

Attn:

William Christensen

Director

Re:

Advances under that certain Amended and Restated Revolving and Term Loan Agreement (the "Loan Agreement") by and between Seacoast Banking Corporation of Florida (the "Borrower") and SunTrust Bank (the "Bank") dated ________, 2006

The undersigned, duly authorized representative of the Borrower hereby furnishes the Bank a "Notice of Borrowing" and specifies that:

1.

The date the Advance is requested (which shall be a Banking Day) is _______________, ______.

2.

The amount of the proposed borrowing is $_____________ (minimum principal amount of $100,000.00).

3.

The Advance requested hereby under the above referenced Loan Agreement shall be made by the Bank by depositing it to the bank account maintained by the Borrower with the Bank or by such other method as may be mutually satisfactory to the Borrower and the Bank.

4.

As of the date hereof there has been no material adverse change in the financial condition of the Borrower from that set forth in the most recent annual financial statements furnished to the Bank.

As used herein, the terms "Advance" and "Banking Day" shall have the respective meanings assigned to such terms in the above-referenced Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Notice of Borrowing as of the ____ day of ____________, 200_.

SEACOAST BANKING CORPORATION OF FLORIDA

By:_______________________________________

     Name:__________________________________

     Title:___________________________________

EXHIBIT B

FINANCIAL COVENANTS

BORROWER COVENANTS

REQUIREMENT

WHEN TESTED

Non-Performing Assets Ratio

<1.00%

Quarterly

Debt Service Coverage Ratio

>1.25:1

Quarterly

Tier 1 Core Leverage Ratio

"adequately capitalized"

Quarterly

Tier 1 Risk-Based Capital Ratio

"adequately capitalized"

Quarterly

Total Risk-Based Capital Ratio

"adequately capitalized"

Quarterly

DEPOSITORY INSTITUTION

  SUBSIDIARY COVENANTS

REQUIREMENT

WHEN TESTED

Tier 1 Core Leverage Ratio

"well capitalized"

Quarterly

Tier 1 Risk-Based Capital Ratio

"well capitalized"

Quarterly

Total Risk-Based Capital Ratio

"well capitalized"

Quarterly